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EXHIBIT 99.2

Transcript for New World Conference Call—May 10, 2004

        Good afternoon and welcome to the New World Restaurant Group's 1st quarter 2004 conference call. I am Paul Murphy, Chief Executive Officer and Acting Chairman of New World. Joining me today is Rick Dutkiewicz, our Chief Financial Officer. Before I begin, I would like to ask Rick to read a brief statement regarding forward-looking statements:

        (Rick) Certain statements during this conference call constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the private securities litigation reform act of 1995. The words "forecast, "estimate," "project," "intend," "expect," "should," "would," "believe," and similar expressions and all statements which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. Although we hope that our Brand Renaissance project, new concept stores and menu modifications will ultimately increase revenues, the success of these initiatives are dependent upon factors that are out of our control such as customer acceptance, dietary preferences, etc. Please refer to our press release and the Risk Factors in the Form 10-Q being filed today along with our Form 10-K, which was filed in March 2004. In addition, we will not be providing guidance as to future results or trends.

        (Paul) Thank you Rick. I am happy to report that we have experienced the best operating performance for a quarter since the quarter ending December 31, 2002. Our income from operations was $3.2 million compared with a loss from operations of $243,000 for the comparable quarter in 2003. Furthermore, our net loss of approximately $2.6 million was our lowest net quarterly loss since the quarter ending July 2, 2002.

        We had in excess of $2.0 million in unrestricted cash, no borrowings on our AmSouth revolver and paid over $11.0 million in interest and other prepayments in the quarter. We had availability of over $11.0 million on our AmSouth revolver and continue to remain in compliance with the covenants of both the indenture and the AmSouth revolver.

        While we are never pleased to report a reduction in our revenue from company-operated restaurants, our first mission this year is to focus on unit performance and to rationalize spending at all levels. Our first steps were to improve restaurant operations and stabilize operating income in a declining sales environment. We believe our performance reflects our focus and efforts against that mission.

        In March we completed our new menu board integration at our company owned Noah's locations. The new menu board initiative included both a new upgraded creative look and deletion of slow moving menu items.

        On May 12 we will have completed our new menu rollout at our company-owned Einstein Bros. locations including, new menu boards, supporting point-of-purchase material, increased portions, a new line of sweet items, and innovative lunch sandwiches and salads. We have included a new line of seasonal limited-time-only products to take advantage of seasonal relevant ingredients and continue to provide compelling menu options for our guests.

        I spoke in prior calls to our Brand Renaissance project and I am pleased with what I am seeing thus far. We are continuing to refine our restaurant design to further improve our customer's experience. We are targeting third quarter for a two-store test on our new concept stores. These stores would reflect our operations throughput initiative as well as our environmental design and another menu generation. We will extensively research the customer experience in these two test sites to track and modify all elements of our concept. This includes operations execution, pay first, brand creative, and menu satisfaction.

        We added eight new licensed stores under the Einstein Bros. brand during the quarter. We are pleased that marquis Universities such as the University of Chicago, Florida State University and Tulane University were included in this group. We also focused on increasing our reach in hospitals by adding three licensed locations in that venue during the quarter. The strategy of expanding our presence at key licensed locations is unfolding nicely and is on schedule.

        Lastly, we are focused on controlling non-recurring costs. While we believe these charges relate to cleaning up old issues that are not indicative of our continuing operations, they nonetheless rob us of time and cash, two precious resources that all companies must control.

        We reached settlement on two open legal claims against the Company in the quarter. Cleaning up these legal issues allows our management team to focus on our core business, which is operating company-owned restaurants and supporting our franchisees.

        We also held a two-day conference with the leadership team of our Manhattan Bagel franchisees to address the revitalization of that brand along with appropriate re-imaging of menus, new product rollouts, and the development of a new store prototype. We believe much was accomplished during that session and remain committed to the success of our franchisees.

        At this time, I will call on Rick Dutkiewicz to present a report on the 1st quarter financial results.

        (Rick) Thanks Paul. For the 13-weeks ended March 30, 2004, total revenues decreased 4.2% to $91.2 million compared with $95.2 million for the 13-weeks ended April 1, 2003. The $4.0 million decrease in revenues consisted of decrease of approximately $3.8 million in revenues from our company-operated restaurant sales, and a decrease of approximately $200,000 in franchise and license related revenue. Revenue from our manufacturing operations remained flat at approximately $5.4 million.

        Company-operated restaurant revenue reflected a comparable store sales decline of 4.9%, which consisted of a 5.9% reduction in transactions that was partially offset by a 1.1% increase in our average check. The pricing actions on our Noah's concept, which account for approximately 18.0% of our total company-operated restaurants, were in existence for less than half of the quarter. Therefore, we did not receive the full benefit of our pricing action in the recently completed quarter.

        Our gross profit decreased $700,000 or 0.8% of total revenue to $16.5 million for the 13-weeks ended March 30, 2004 compared with $17.2 million for the comparable 13-week period in 2003. We are pleased that gross margin as a percentage of total revenue remained firm at 18.1% during this period of declining revenues, which was a reflection of our improved execution in our manufacturing plant in Whittier, CA, better operating performance at our company-operated restaurants and disciplined marketing spending.

        We had income from operations of $3.2 million for the 13-weeks ended March 30, 2004 compared with a loss from operations of $243,000 for the comparable 2003 period. This is our first quarterly operating profit in over one year.

        EBITDA, which we define as earnings before interest, taxes, depreciation and amortization, integration and reorganization charges and credits, cumulative change in fair value of derivatives and other income increased over $700,000 to $7.7 million for the 13-weeks ended March 30, 2004 compared with $7.0 million for the 13-weeks ended April 1, 2003.

        Adjusted EBITDA, which also excludes certain legal, financing and advisory fees, acquisition and integration expenses, certain corporate expenses and certain other charges was $8.0 million for the 13-weeks ended March 30, 2004 compared with $8.7 million for the comparable 2003 period.

        I must caution you that EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations in accordance with GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. Rather EBITDA and Adjusted EBITDA are bases upon which to assess financial performance. While EBITDA and Adjusted EBITDA are frequently used as a measure of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled measures of other companies due to the potential inconsistencies in the definition and the method of calculation. Information reconciling net loss in accordance with GAAP to EBITDA and Adjusted EBITDA can be found in today's press release, which can be retrieved from the Investor Relation's section of our website at www.nwrgi.com.

        During the quarter ended March 30, 2004, we paid over $11.0 million with respect to our semiannual interest payment on the $160 million indenture and prepaid other amounts predominantly related to insurance. In spite of these payments, we consumed only $4.2 million of cash from operations, paid our outstanding AmSouth revolver debt in full, had in excess of $2.0 million of unrestricted cash, and have access to over $11.0 million of availability on our AmSouth revolver.

        We are in compliance with the covenants of both the AmSouth revolver and the $160 million indenture as of March 30, 2004.

        I will now turn the call back over to Paul Murphy.

        (Paul) Thanks Rick. We have a lot of initiatives ahead of us in 2004. We believe much was accomplished in the first quarter, but our focus is clearly on the future.

        Thank you for your time. We will now open the line for questions.

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Transcript for New World Conference Call—May 10, 2004